Exhibit A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: February 25, 2011
QUICKSILVER ENERGY, L.P.

	By:	PENNSYLVANIA MANAGEMENT, LLC, its general partner

	By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	Manager

PENNSYLVANIA MANAGEMENT, LLC

By:	/s/ Glenn Darden
Name:	Glenn Darden
Title:	Manager

/s/ Glenn Darden
Glenn Darden

/s/ Thomas F. Darden
Thomas F. Darden

/s/ Anne Darden Self
Anne Darden Self